Pricing Supplement dated July 26, 2024	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Capped Buffer GEARS

$1,125,700 Securities Linked to the S&P 500® Index due July 31, 2026

Investment Description

The Capped Buffer GEARS (the “Securities”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of the S&P 500® Index (the “Underlying”). If the Underlying Return (as defined below) is positive, we will repay the principal amount at maturity plus pay a return equal to 2.0 (the “Upside Gearing”) times the Underlying Return, up to the Maximum Gain, which is 23.65%. If the Underlying Return is zero or negative, but the Final Underlying Value is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if the Underlying Return is negative and the Final Underlying Value is less than the Downside Threshold, we will pay less than the full principal amount at maturity and you will lose 1% of the principal amount of your Securities for every 1% decline in the value of the Underlying over the term of the Securities in excess of the Buffer, and you may lose up to 90% of the principal amount. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose some or a significant portion of your principal amount if the Final Underlying Value is less than the Downside Threshold. The Upside Gearing and buffered downside exposure of the Underlying apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates

❑	Enhanced Growth Potential, Subject to the Maximum Gain — At maturity, if the Underlying Return is positive, we will pay you the principal amount plus a return equal to the Upside Gearing times the Underlying Return, up to the Maximum Gain.
❑	Buffered Downside Market Exposure with Contingent Repayment of Principal at Maturity — If the Underlying Return is zero or negative, but the Final Underlying Value is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if the Underlying Return is negative and the Final Underlying Value is less than the Downside Threshold, we will pay less than the full principal amount at maturity, resulting in a loss of principal amount that is proportionate to the percentage decline in the Underlying in excess of the Buffer. Accordingly, you may lose some or a significant portion of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date	July 26, 2024
Settlement Date	July 31, 2024
Final Valuation Date[1]	July 28, 2026
Maturity Date[1]	July 31, 2026

[1]	Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE DOWNSIDE MARKET RISK OF THE UNDERLYING IN EXCESS OF THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE SOME OR A SIGNIFICANT PORTION OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

Security Offering

We are offering Capped Buffer GEARS Linked to the S&P 500® Index. The Securities will be issued in minimum denominations of $10, and integral multiples of $10 in excess thereof, with a minimum investment of $1,000. The return on the Securities is subject to, and will not exceed, the Maximum Gain. The Initial Underlying Value and Downside Threshold were determined and the Maximum Gain was set on the Trade Date.

Underlying	Maximum Gain	Upside Gearing	Initial Underlying Value*	Downside Threshold**	Buffer	CUSIP/ ISIN
S&P 500® Index (SPX)	23.65%	2.0	5,459.10	4,913.19, which is 90% of the Initial Underlying Value	10%	78016U390 / US78016U3905

* The closing value of the Underlying on the Trade Date

** Rounded to two decimal places

See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the underlying supplement no. 1A dated May 16, 2024, the product supplement no. 1A dated May 16, 2024 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Index	$1,125,700	$10.00	$0	$0.00	$1,125,700	$10.00

(1) All sales of the Securities will be made to fee-based advisory accounts, for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor, and UBS will act as a placement agent. UBS will not receive a commission. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Securities determined by us as of the Trade Date, which we refer to as the initial estimated value, is $9.97 per Security and is less than the public offering price of the Securities. The market value of the Securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

♦	Product Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Securities may be appropriate for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion of your initial investment.

♦	You can tolerate the loss of some or a significant portion of the principal amount of the Securities and are willing to make an investment that has the downside market risk of the Underlying in excess of the Buffer.

♦	You believe that the value of the Underlying will appreciate from the Initial Underlying Value to the Final Underlying Value and that any such appreciation is unlikely to exceed the Maximum Gain.

♦	You understand and accept that your potential return is limited by the Maximum Gain.

♦	You are willing to invest in the Securities based on the Maximum Gain set forth on the cover page of this pricing supplement.

♦	You do not seek current income from your investment and are willing to forgo the dividends paid on the securities composing the Underlying.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦	You fully understand and accept the risks associated with the Underlying.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be appropriate for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion of your initial investment.

♦	You cannot tolerate the loss of some or a significant portion of the principal amount of the Securities, and you are not willing to make an investment that has the downside market risk of the Underlying in excess of the Buffer.

♦	You believe that the value of the Underlying will decline from the Initial Underlying Value to the Final Underlying Value, or you believe the value of the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.

♦	You are unwilling to invest in the Securities based on the Maximum Gain set forth on the cover page of this pricing supplement.

♦	You seek current income from your investment or prefer to receive the dividends paid on the securities composing the Underlying.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦	You do not fully understand or accept the risks associated with the Underlying.

♦	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Securities. For more information about the Underlying, see “Information about the Underlying” below.

Final Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$10 per Security (subject to minimum investment of 100 Securities)
Term:	Approximately 2 years
Underlying:	S&P 500® Index
Payment at Maturity:

If the Underlying Return is positive, we will pay you at maturity an amount per Security equal to:

$10 + ($10 × the lesser of (i) Upside Gearing × Underlying Return and (ii) the Maximum Gain)

If the Underlying Return is zero or negative and the Final Underlying Value is greater than or equal to the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10

If the Underlying Return is negative and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10 + [$10 × (Underlying Return + Buffer)]

In this scenario, you will lose some or a significant portion of the principal amount of the Securities in an amount proportionate to the percentage decline in the Underlying in excess of the Buffer.

Upside Gearing:	2.0
Maximum Gain:	23.65%
Underlying Return:	Final Underlying Value – Initial Underlying Value Initial Underlying Value
Downside Threshold:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Initial Underlying Value:	The closing value of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Value:	The closing value of the Underlying on the Final Valuation Date
Buffer:	10%
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Trade Date:	The Initial Underlying Value and Downside Threshold were determined and the Maximum Gain was set.

Maturity Date:

The Final Underlying Value is observed and the Underlying Return is determined on the Final Valuation Date.

If the Underlying Return is positive, we will pay you at maturity an amount per Security equal to:

$10 + ($10 × the lesser of (i) Upside Gearing × Underlying Return and (ii) the Maximum Gain)

If the Underlying Return is zero or negative and the Final Underlying Value is greater than or equal to the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10

If the Underlying Return is negative and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10 + [$10 × (Underlying Return + Buffer)]

In this scenario, you will lose some or a significant portion of the principal amount of the Securities in an amount proportionate to the percentage decline in the Underlying in excess of the Buffer.

Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose some or a significant portion of your principal amount if the Final Underlying Value is less than the Downside Threshold. The Upside Gearing and buffered downside exposure of the Underlying apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Terms and Structure of the Securities

♦	Your Investment in the Securities May Result in a Loss of Principal — The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Underlying Value is less than the Downside Threshold, you will be exposed to the negative Underlying Return in excess of the Buffer, and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying in excess of the Buffer. Accordingly, you could lose some or a significant portion of the principal amount of the Securities.

♦	Payments on the Securities Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Securities — The Securities are our senior unsecured debt securities, and your receipt of any amounts due on the Securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Securities.

♦	Your Maximum Return on the Securities Is Limited by the Maximum Gain — If the Underlying Return is positive, for each Security, we will pay you at maturity $10 plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation of the Underlying, which may be significant. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying or its underlying components.

♦	The Upside Gearing, Buffer and Contingent Repayment of Principal Apply Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing and Buffer and may represent a loss relative to your initial investment even if at that time the level of the Underlying is greater than the Downside Threshold. Accordingly, your return under these circumstances may be lower than the return of the Underlying, as well as the return on the Securities that would be payable at maturity based on the return of the Underlying. You can receive the full benefit of the Upside Gearing and Buffer only if you hold your Securities to maturity.

♦	The Probability That the Underlying Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — Volatility is a measure of the degree of variation in the value of the Underlying over a period of time. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or a significant portion of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The value of the Underlying could fall sharply, which could result in a significant loss of principal.

♦	The Securities Do Not Pay Interest, and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Any Payment on the Securities Will Be Determined Based on the Closing Values of the Underlying on the Dates Specified — Any payment on the Securities will be determined based on the closing values of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

♦	The Securities Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and significant aspects of the tax treatment of the Securities are uncertain. You should review carefully the section entitled “What Are the Tax Consequences of the Securities?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

♦	There May Not Be an Active Trading Market for the Securities; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Securities. Even if a secondary market for the Securities develops, it may not provide enough liquidity to allow you to easily trade or sell the Securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial. If you sell your Securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Initial Estimated Value of the Securities Is Less Than the Public Offering Price — The initial estimated value of the Securities is less than the public offering price of the Securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlying, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of our estimated profit and the estimated costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include our estimated profit or the hedging costs relating to the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Securities Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Securities.

♦	The Terms of the Securities at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Securities at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the value of the Underlying on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the value of the Underlying. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the value of the Underlying;

♦	the actual and expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the dividend rates on the securities composing the Underlying;

♦	interest and yield rates in the market generally, as well as in the markets of the securities composing the Underlying;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Securities at issuance and affect the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Securities. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Securities due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Securities. Trading by us, UBS and our respective affiliates may adversely affect the value of the Underlying and the market value of the Securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlying” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities. The Calculation Agent will have no obligation to consider your interests as an investor in the Securities in making any determinations with respect to the Securities.

Risks Relating to the Underlying

♦	You Will Not Have Any Rights to the Securities Included in the Underlying — As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the Underlying. The Underlying is a price return index and its return does not reflect regular cash dividends paid by its components.

♦	Any Payment on the Securities May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Securities is subject to adjustment upon the occurrence of a market disruption event affecting the Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of the Underlying. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Adjustments to the Underlying Could Adversely Affect Any Payments on the Securities — The sponsor of the Underlying may add, delete, substitute or adjust the securities composing the Underlying or make other methodological changes to the Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of the Underlying in the event of certain material changes in, or modifications to, the Underlying. In addition, the sponsor of the Underlying may also discontinue or suspend calculation or publication of the Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

Hypothetical Examples and Return Table at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The table and hypothetical examples below illustrate the payment at maturity per Security for a hypothetical range of Underlying Returns based on a hypothetical Initial Underlying Value of 1,000.00, a hypothetical Downside Threshold of 90% of the hypothetical Initial Underlying Value, the Upside Gearing of 2.0 and the Maximum Gain of 23.65%. The actual Initial Underlying Value and Downside Threshold are ser forth on the cover page of this pricing supplement. The table and examples set forth below are only for illustrative purposes and may not show the actual return applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Underlying Value on the Final Valuation Date. You should consider carefully whether the Securities are appropriate for your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Underlying Value	Hypothetical Underlying Return	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities[1]
2,000.000	100.000%	$12.365	23.65%
1,750.000	75.000%	$12.365	23.65%
1,500.000	50.000%	$12.365	23.65%
1,400.000	40.000%	$12.365	23.65%
1,300.000	30.000%	$12.365	23.65%
1,200.000	20.000%	$12.365	23.65%
1,111.825	11.825%	$12.365	23.65%
1,100.000	10.000%	$12.000	20.00%
1,050.000	5.000%	$11.000	10.00%
1,020.000	2.000%	$10.400	4.00%
1,000.000	0.000%	$10.000	0.00%
950.000	-5.000%	$10.000	0.00%
900.000	-10.000%	$10.000	0.00%
800.000	-20.000%	$9.000	-10.00%
700.000	-30.000%	$8.000	-20.00%
600.000	-40.000%	$7.000	-30.00%
500.000	-50.000%	$6.000	-40.00%
250.000	-75.000%	$3.500	-65.00%
0.000	-100.000%	$1.000	-90.00%

1 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the principal amount of $10 per Security.

Example 1 — The value of the Underlying increases from the Initial Underlying Value to the Final Underlying Value by 2%. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Upside Gearing times the Underlying Return and the hypothetical Maximum Gain. Since the Upside Gearing times the Underlying Return of 2% is less than the hypothetical Maximum Gain, we will pay you at maturity a cash payment of $10.40 per Security (a return of 4%), calculated as follows:

$10 + ($10 × 2.0 × 2%) = $10 + $0.40 = $10.40

Example 2 — The value of the Underlying increases from the Initial Underlying Value to the Final Underlying Value by 30%. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Upside Gearing times the Underlying Return and the hypothetical Maximum Gain. Since the Upside Gearing times the Underlying Return of 30% is greater than the hypothetical Maximum Gain, we will pay you at maturity a cash payment of $12.365 per Security (a return of 23.65%), calculated as follows:

$10 + ($10 × 23.65%) = $10 + $2.365 = $12.365

Example 3 — The value of the Underlying decreases from the Initial Underlying Value to the Final Underlying Value by 10%. Because the Underlying Return is negative, but the Final Underlying Value is greater than or equal to the Downside Threshold, we will pay you at maturity $10.00 per Security (a return of 0%).

Example 4 — The value of the Underlying decreases from the Initial Underlying Value to the Final Underlying Value by 50%. Because the Underlying Return is -50%, which is negative, and the Final Underlying Value is less than the Downside Threshold, we will pay you at maturity a cash payment of $6.00 per Security (a 40% loss on the principal amount), calculated as follows:

$10 + [$10 × (-50% + 10%)] = $10 + -$4 = $6.00

What Are the Tax Consequences of the Securities?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Generally, this discussion assumes that you purchased the Securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Security.

In the opinion of our counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Securities should be treated as short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities. An alternative characterization of the Securities could materially and adversely affect the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Securities.

Information about the Underlying

The Underlying consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth historical closing values of the Underlying for the period from January 1, 2014 through July 26, 2024, reflecting the Initial Underlying Value of 5,459.10, the closing value on July 26, 2024. The solid line represents the Downside Threshold of 4,913.19, which is equal to 90% of the Initial Underlying Value. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlying should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Underlying will result in the return of all of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately one month after the Settlement Date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may initially be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Securities. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Securities. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The Securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate and the hedging-related costs relating to the Securities reduce the economic terms of the Securities to you and result in the initial estimated value for the Securities being less than their public offering price. Unlike the initial estimated value, any value of the Securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Securities. The economic terms of the Securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The Initial Estimated Value of the Securities Is Less Than the Public Offering Price” above.

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Securities or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Securities offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.